Exhibit 99.1

Press Release	Source: QPC Lasers, Inc.

QPC Lasers Reports Preliminary Q307 Revenue Expected to Increase More Than 125% Year-over-Year

Thursday October 4, 6:30 am ET

Total Third Quarter 2007 Revenue Expected in the Range of $2.1-$2.2 Million;

Company Tracking to Expectations

SYLMAR, Calif.--(BUSINESS WIRE)--QPC Lasers, Inc. (OTCBB: QPCI - News), a world leader in the development and commercialization of high brightness, high power semiconductor lasers for the industrial, defense, and medical markets, announced today that it expects total revenue for the third quarter of 2007 to be in the range of $2.1 to $2.2 million, representing more than 125% growth compared to the third quarter of 2006. For the first nine months of 2007, the Company expects total revenue to be in the range of $5.0 to $5.1 million, representing more than 180% growth compared to the first nine months of 2006.

"We continue to focus on top-line growth and are pleased with these solid preliminary revenue results, which reflect increases on both a year over year and sequential basis," said Executive Vice Chairman and Chief Financial Officer of QPC, George Lintz. "We are tracking to our expectations, both in terms of the 2007 total revenue target we stated on our second quarter conference call and the milestones we identified in connection with our recent financings. We also achieved a number of key operational milestones in the third quarter including the initial shipment of our first Generation III laser to a medical customer and the successful demonstration of our first visible laser."

Third Quarter Highlights:

•	Shipped 100 Watt Laser to U.S. Medical Customer for Surgical Application

•	Demonstrated New Green Laser for Multiple Display Applications

•	Announced Hiring of Industry Veteran Dr. Tom Steele to Lead Growth of Medical Business

•	Shipped Initial BrightLase(TM) Seed Lasers to Defense Customer

The Company plans to announce complete financial results and host a conference call with investors in November.

About QPC Lasers, Inc.

QPC Lasers, Inc. (www.QPClasers.com) is a world leader in the development and commercialization of high-brightness, high-power semiconductor lasers for the defense, homeland security, industrial, and medical markets. Founded in the year 2000, QPC is vertically integrated from epitaxy through packaging and performs all critical fabrication processes at its state-of-the-art high-technology facility in the Los Angeles suburb of Sylmar, CA. QPC is a publicly traded U.S. company (OTCBB: QPCI - News) and is ISO certified.

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Contact:
QPC Lasers, Inc.
818-986-0000
info@QPClasers.com
www.QPClasers.com
or
Investor Relations:
MKR Group, Inc.
Marie Dagresto or Todd Kehrli
323-468-2300
QPCI@mkr-group.com